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                                                                      EXHIBIT 12
                       Harris Corporation and Subsidiaries
               Computation of Ratios of Earnings to Fixed Charges
                      (Millions of Dollars, Except Ratios)
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                                                                                         Year Ended
                                                      ---------------------------------------------------------------------------
                                                          July 3,         June 27,        June 30,        June 30,      June 30,
                                                           1998             1997            1996            1995          1994
                                                           ----             ----            ----            ----          ----

EARNINGS:


Net Income ......................................      $   133.0       $   207.5       $   178.4       $   154.5      $   121.9

Plus: Income Taxes ..............................           67.0           104.5            96.0            83.1           71.6

        Fixed Charges ...........................          102.9            87.6            80.4            82.8           76.0

        Amortization of Capitalized
             Interest ...........................            2.0             1.6             1.2             1.2            1.2

Less: Interest Capitalized During
             the Period .........................           (7.5)           (9.0)           (1.5)         --               (0.3)
                                                       ---------       ---------       ---------       ---------      ---------
                                                       $   297.4       $   392.2       $   354.5       $   321.6      $   270.4
                                                       =========       =========       =========       =========      =========


FIXED CHARGES:

Interest expense ................................      $    73.2       $    59.9       $    62.5       $    65.4      $    58.3

Plus: Capitalized Interest ......................            7.5             9.0             1.5          --                0.3

       Portion of Rents Deemed
             Representative of the
             Interest Factor ....................           22.2            18.7            16.4            17.4           17.4
                                                       ---------       ---------       ---------       ---------      ---------


                                                       $   102.9       $    87.6       $    80.4       $    82.8      $    76.0
                                                       =========       =========       =========       =========      =========


Ratio of Earnings to
    Fixed Charges ...............................           2.89            4.48            4.41            3.88           3.56
                                                       =========       =========       =========       =========      =========

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